Exhibit 10.45

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as “Agreement”) is entered into by and between Perry Ellis International, Inc. (hereinafter referred to as the “Company”) and Mr. Albert de Cardenas (hereinafter referred to as “Mr. de Cardenas”).

WHEREAS, Mr. de Cardenas is an attorney, duly admitted to The Florida Bar and in good standing to practice law in the State of Florida; and

WHEREAS, the Company desires to employ Mr. de Cardenas in the capacity of Senior Vice President and General Counsel for Perry Ellis International, Inc.; and

WHEREAS, the Company and Mr. de Cardenas desire to set forth in this Agreement all of the terms and conditions of said employment, and to establish a mechanism to resolve disputes relating to said employment;

NOW, THEREFORE, in consideration of the mutual promises and obligations contained in this Agreement, the Company and Mr. de Cardenas agree as follows:

1.    Term of Employment.    This Agreement is effective as of January 6, 2003 (the “Effective Date”). The Agreement is for a term of two (2) years and will automatically terminate without further notice at 5:00 p.m. on the Expiration Date (the day preceding the second anniversary of the Effective Date). The Company agrees to provide Mr. de Cardenas at least ninety (90) calendar days notice of its intent to allow this Agreement to expire by its terms. The parties may mutually agree, in writing signed by both parties, to extend this Agreement for additional periods of one (1) year.

2.    Duties and Responsibilities.    The Company hereby employs Mr. de Cardenas as Senior Vice President and General Counsel, for the Company, with such powers and duties in that capacity as may be established from time to time by the Company in its discretion. Without limiting the generality of the foregoing, Mr. de Cardenas will be responsible for providing advice, counsel and legal services relating to the business operations of the Company and any parents, subsidiaries and affiliates, for monitoring and supervising any litigation to which the Company and/or any parents, subsidiaries or affiliates may become a party, for monitoring and supervising any legal matters assigned to subordinate attorneys and legal staff, and for any other matters that may be assigned to him from time to time by the Company. Mr. de Cardenas will report directly to the Chief Executive Officer of the Company. Mr. de Cardenas will devote his entire time, attention and energies to the Company’s business. During his employment, Mr. de Cardenas will not engage in any other business activities or practice law on his own behalf or for any other entity, other than for the exclusive benefit of the Company, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage. However, nothing in this Agreement shall prevent Mr. de Cardenas from passively investing in business activities so long as such investments require no active participation by Mr. de Cardenas, or from engaging in other charitable or civic activities so long as such activities do not do not detract from Mr. de Cardenas’ job duties herein. Mr. de Cardenas shall be based at the Company’s principal executive offices in Miami, Florida except for required travel on the Company’s business.

3.    Compensation.

a.    Base Salary.    The Company promises to pay Mr. de Cardenas an annualized base salary of Two Hundred Thousand Dollars ($200,000.00), less applicable deductions, payable in installments according to the Company’s normal payroll practices.

b.     Cash Incentive Compensation.    In addition to the Base Salary described in Paragraph 3.a of this Agreement, the Company promises to pay Mr. de Cardenas Cash Incentive Compensation (hereinafter the “Bonus”). The amount of any Bonus will be calculated based on performance relative to two criteria: (1) the Company achieving its budgeted level of operating income for the applicable fiscal year; and (2) Mr. de

Cardenas’ own individual job performance as measured by the Chief Executive Officer in his discretion. In any event, the amount of any Bonus shall be determined at the discretion of the Chief Executive Officer. The maximum aggregate Bonus payable will be no greater than Fifteen Percent (15%) of Base Salary, and the minimum Bonus payable will be Zero Percent (0%) of Base Salary.

c.    Stock Option Grant.    The Company shall grant to Mr. De Cardenas an option (the “Option”) to purchase 20,000 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”). The Option shall vest as to one-third ( 1/3) of the Common Stock immediately after the first sixth months of Mr. De Cardenas’ employment, as to an additional one-third ( 1/3) on the first anniversary of Mr. De Cardenas’ employment, and as to the remaining one-third ( 1/3) on the Expiration Date as defined in Paragraph 1 hereof, so long as Mr. De Cardenas is employed by the Company on each such vesting date. The Option shall be subject to such other terms, conditions, and/or restrictions as determined by the Company and as set forth in the related stock option agreement to be entered into between Mr. de Cardenas and the Company.

d.    Conditional Stock Option Grant.    In the event the parties extend this Agreement in accordance with Paragraph 1 hereof and Mr. de Cardenas is employed by the Company on January 6, 2004 (for this Paragraph 3.d, the “Grant Date”), the Company will grant to Mr. de Cardenas an option (the “Conditional Option”) to purchase 10,000 shares of Common Stock. The Conditional Option under this Paragraph 3.d shall vest as to one-third ( 1/3) of the Common Stock on the first anniversary of the Grant Date, as to an additional one-third ( 1/3) on the second anniversary of the Grant Date, and as to the remaining one-third ( 1/3) on the third anniversary of the Grant Date, so long as Mr. de Cardenas is employed by the Company on each such vesting date. The Conditional Option shall be subject to such other terms, conditions, and/or restrictions as determined by the Company and as set forth in the related stock option agreement to be entered into between Mr. de Cardenas and the Company.

e.    Vacation Leave.    Mr. de Cardenas shall be entitled to take up to fifteen (15) business days of paid vacation leave of absence each year during the term of this Agreement. Mr. de Cardenas shall accrue his first fifteen (15) days of vacation on the date of this Agreement. Mr. de Cardenas shall accrue an additional fifteen (15) days of paid vacation on each anniversary of the Effective Date thereafter. Accrued but unused vacation may not be carried forward from year to year and will not be “paid out” on the termination of this Agreement for any reason. Consumption of vacation leave of absence must be scheduled according to the business needs of the Company.

f.    Change in Control.    In the event that the Company grants certain rights in the event of a change in control to the Company’s Chief Financial Officer, Timothy Page, the Company agrees to extend substantially similar rights to Mr. de Cardenas.

g.    Expense Reimbursement.    The Company agrees to reimburse Mr. de Cardenas for reasonable business expenses incurred by Mr. de Cardenas in the course and scope of his employment with the Company including, but not limited to, expenses for professional membership dues, continuing legal education, and professional development. Such reasonable expenses shall be reimbursed upon Mr. de Cardenas submitting appropriate documentation in the form prescribed by the Company.

h.    Other Employee Benefits.    Mr. de Cardenas will be eligible to participate in any other employee benefit plan that is generally available to all Company employees, so long as Mr. de Cardenas meets the applicable eligibility requirements of individual benefit plan and subject to the terms and conditions of each benefit plan.

4.    Inability to Perform Job Duties.    In the event of Mr. de Cardenas’ death, this Agreement and the Mr. de Cardenas’ salary and other compensation shall automatically end and forfeit. If Mr. de Cardenas becomes unable to perform his employment duties during the term of this Agreement for any reason, his compensation under this Agreement shall automatically end until such time as Mr. de Cardenas becomes able to resume his job duties for the Company. In the event that Mr. de Cardenas becomes unable, with or without a reasonable accommodation, to perform his employment duties for a cumulative period of greater than four (4) months within any span of twelve (12) months, this Agreement and Mr. de Cardenas’ employment will be automatically terminated.

5.    Termination By Company For Cause.    The Company may terminate Mr. de Cardenas’ employment “for cause” at any time. As used herein, “for cause” shall mean any one of the following, which is not cured or as to which diligent attempts to cure have not commenced within 30 business days after receipt by Mr. de Cardenas of notice of same:

•	The habitual neglect by Mr. de Cardenas of his job duties and responsibilities; or

•	Commission of any felony, excluding minor traffic offenses; or

•	Commission of any act of dishonesty involving the Company; or

•	Commission of an act materially and adversely affecting the reputation of the Company; or

•	Commission of a serious violation of any of the Company’s personnel policies, including but not limited to violations of the Company’s policies against any form of harassment.

In the event the Company terminates Mr. de Cardenas’ employment for cause, Mr. de Cardenas’ salary and other compensation shall automatically terminate and be forfeited.

6.    Termination Of Agreement By Company Without Cause.    The Company may terminate Mr. de Cardenas’ employment without cause at any time upon thirty (30) days prior written notice to Mr. de Cardenas. In the event the Company terminates Mr. de Cardenas’ employment without cause under this Paragraph 6, the Company will pay to Mr. de Cardenas a severance payment of an amount equal to six (6) months of his then-current Base Salary, less taxes and other applicable withholding amounts. In order to receive the severance payment under this Paragraph, Mr. de Cardenas must execute a waiver and general release of claims agreement in the form prescribed by the Company. For the purpose of determining Mr. de Cardenas’ vested status under Paragraphs 3.c or 3.d, as the case may be, Mr. de Cardenas will be considered to have been employed by the Company as of the applicable vesting date immediately following the date of Mr. de Cardenas’ actual termination from employment without cause.

7.    Termination Of Agreement By Mr. De Cardenas.    Mr. de Cardenas may terminate his employment for Good Reason at any time, with or without notice. “Good Reason” shall mean that Mr. de Cardenas has resigned because of an illegality, breach of fiduciary duty, breach of the securities laws, or similar violation on the part of the Company. Mr. de Cardenas may terminate his employment with the Company for any reason upon thirty (30) days prior written notice to the Company. Mr. de Cardenas may be required to perform his job duties and will be paid his regular salary up to the date of the termination. At the option of the Company, the Company may require Mr. de Cardenas to terminate employment upon the Company receiving said thirty (30) days’ notice from Mr. de Cardenas. In such event, the Company will pay to Mr. de Cardenas an amount equal to thirty (30) calendar days of his Base Salary. Mr. de Cardenas will not be entitled to receive any other compensation or severance allowance under this Agreement.

8.    Cooperation.    Upon the termination of his employment for any reason, Mr. de Cardenas agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities that Mr. de Cardenas performed for the Company. Further, after termination of his employment, Mr. de Cardenas will furnish such information and proper assistance to the Company as it may reasonably require in connection with any prior business arrangements or legal matters in which Mr. de Cardenas was involved, and any litigation to which the Company is or may become party. The Company agrees to pay Mr. de Cardenas reasonable compensation in exchange for any such services by Mr. de Cardenas.

9.    Covenant Not to Compete.    During the term of this Agreement, and for one (1) year after its termination, Mr. de Cardenas promises and agrees that he will not enter into any employment or business relationship (whether as a principal, agent, partner, employee, investor, owner, consultant, board member or otherwise) with any company, business organization or individual that is engaged in the same or similar business as that conducted by the Company and that competes with the Company. This Paragraph 9 is effective regardless of the reason for the termination of the Agreement and regardless of whether the Agreement is terminated by Mr. de Cardenas, by the Company, or expires by its own terms. This restrictive covenant may be assigned to and enforced by any of the Company’s assignees or successors.

10.    Agreement Not to Use or Disclose Trade Secrets.    During the term of this Agreement and a period of ten (10) years thereafter, Mr. de Cardenas promises and agrees that he will not disclose or utilize any trade secrets acquired during the course of service with the Company and/or its related business entities. As used herein, “trade secret” refers to the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used, in the operation of the Company’s business and which provides the Company an advantage, or an opportunity to obtain an advantage, over those who do not know or use it. “Trade secret” also includes any scientific, technical, or commercial information, including any design, list of suppliers, list of customers, as well as pricing information or methodology, contractual arrangements with vendors or suppliers, business development plans or activities, or Company financial information. This Paragraph 10 is effective regardless of the reason for the termination of the Agreement and regardless of whether the Agreement is terminated by Mr. de Cardenas, by the Company, or expires by its own terms. This restrictive covenant may be assigned to and enforced by any of the Company’s assignees or successors.

11.    Agreement Not to Use or Disclose Confidential or Proprietary Information.    During the term of this Agreement and a period of two (2) years thereafter, Mr. de Cardenas promises and agrees that he will not disclose or utilize any confidential or proprietary information acquired during the course of service with the Company and/or its related business entities. Mr. de Cardenas shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential or proprietary information pertaining to the business of the Company. Any confidential or proprietary information or data now or hereafter acquired by Mr. de Cardenas with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company’s products and services) shall be deemed a valuable, special and unique asset of the Company that is received by Mr. de Cardenas in confidence and as a fiduciary. For purposes of this Agreement, “confidential and proprietary information” means information disclosed to Mr. de Cardenas as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by Mr. de Cardenas) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business. This Paragraph 11 is effective regardless of the reason for the termination of the Agreement and regardless of whether the Agreement is terminated by Mr. de Cardenas, by the Company, or expires by its own terms. This restrictive covenant may be assigned to and enforced by any of the Company’s assignees or successors.

12.    Agreement Not To Hire Company Employees.    If Mr. de Cardenas leaves the employ of the Company for any reason, Mr. de Cardenas promises and agrees that, during the two (2) years following his departure from the Company, Mr. de Cardenas will not, without the express written permission of the Company, directly or indirectly employ as a consultant or employee any person who is employed as a consultant or employee of the Company at the time of Mr. de Cardenas’ termination, or any person who was an employee or consultant of the Company during the six (6) months preceding Mr. de Cardenas’ termination. This Paragraph 12 is effective regardless of the reason for the termination of the Agreement and regardless of whether the Agreement is terminated by the Mr. de Cardenas, by the Company, or expires by its own terms. This restrictive covenant may be assigned to and enforced by any of the Company’s assignees or successors.

13.    Injunctive Relief.    In recognition of the unique services to be performed by Mr. de Cardenas and the possibility that any violation by Mr. de Cardenas of Paragraph 9, Paragraph 10, Paragraph 11 or Paragraph 12 of this Agreement may cause irreparable or indeterminate damage or injury to Company, Mr. de Cardenas expressly stipulates and agrees that the Company shall be entitled to obtain an injunction from any court of competent jurisdiction restraining any violation or threatened violation of this Agreement. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have for damages.

14.    Judicial Modification of Agreement.    The Company and Mr. de Cardenas specifically agree that a court of competent jurisdiction (or an arbitrator, as appropriate) may modify or amend Paragraph 9, Paragraph 10, Paragraph 11 or Paragraph 12 of this Agreement if absolutely necessary to conform with relevant law or binding judicial decisions in effect at the time the Company seeks to enforce any or all of said provisions.

15.    Resolution of Disputes by Arbitration.    Any claim or controversy that arises out of or relates to Mr. de Cardenas’ employment, this Agreement, or the breach of this Agreement, will be resolved by arbitration in Miami-Dade County in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court possessing jurisdiction over arbitration awards. This Paragraph 15 shall not limit or restrict the Company’s right to obtain injunctive relief for violations of Paragraph 9, Paragraph 10, Paragraph 11 or Paragraph 12 of this Agreement directly from a court. Each party shall be required to bear its own costs and attorney’s fees incurred in any arbitration arising out of Mr. de Cardenas’ employment, this Agreement, or the breach of this Agreement.

16.    Adequate Consideration.    Mr. de Cardenas expressly agrees that the Company has provided adequate, reasonable consideration for the obligations imposed upon him in this Agreement.

17.    Entire Agreement.    This Agreement sets forth the entire agreement between the parties, and supersedes any prior agreements or understanding between the Company and Mr. de Cardenas, except as otherwise expressly stated herein. This Agreement may be amended only in writing, signed by Mr. de Cardenas and the Company’s Chief Executive Officer.

18.    Limited Effect of Waiver By Company.    If the Company waives a breach of any provision of this Agreement by Mr. de Cardenas, that waiver will not operate or be construed as a waiver of later breaches by Mr. de Cardenas.

19.    Severability.    If any provision of this Agreement is held invalid for any reason, such invalidity shall not affect the enforceability of the remainder of this Agreement. A judge or arbitrator, as the case may be, shall have the authority to reform any otherwise invalid or unenforceable provision of this Agreement in accordance with existing law then in effect.

20.    Assumption of Agreement by Company’s Successors and Assigns.     At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit and be binding upon the Company’s successors and assigns. Mr. de Cardenas may not assign his rights and obligations under this Agreement.

21.    Applicable Law.    Mr. de Cardenas and the Company agree that this Agreement shall be subject to, and enforceable under, the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective January 6, 2003.

Perry Ellis International, Inc.	Albert de Cardenas
By: /S/ TIMOTHY B. PAGE	/S/ ALBERT DE CARDENAS
Timothy B. Page	Albert de Cardenas